Exhibit 3.1

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED BYLAWS OF GOODMAN NETWORKS INCORPORATED

Effective upon adoption by the shareholders on November 11, 2016 (the “Effective Time”)

Pursuant to Section 7.06 of the Second Amended and Restated Bylaws ( “Bylaws”) of Goodman Networks Incorporated, a Texas corporation (the “Corporation”), the Bylaws are amended as follows:

Section 2.04 of the Bylaws is hereby removed and replaced in its entirety with the following:

Section 2.04. Conduct at Meetings. The Chairman of the Board of Directors (or in the Chairman of the Board’s absence or disability, the Lead Director, or in the Lead Director’s absence or disability, the Chief Executive Officer) of the Corporation shall act as chairman of any meetings of shareholders. The Secretary or Assistant Secretary of the Corporation shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board of Directors may adopt such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Unless otherwise determined by the Board of Directors prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote, imposing restrictions on the persons (other than shareholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the dismissal of business not properly presented, maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof, and limiting the circumstances in which any person may make a statement or ask questions at any meeting of shareholders.

Section 3.02 of the Bylaws is hereby removed and replaced in its entirety with the following:

Section 3.02. Number, Election and Term of Office. The number of directors which shall constitute the Board of Directors shall currently be seven (7) and, thereafter, shall be fixed from time to time either by resolution adopted by the affirmative vote of a majority of the Whole Board or by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors (voting together as a single class). For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be shareholders.

Section 3.04 of the Bylaws is hereby removed and replaced in its entirety with the following:

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Texas, and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board or the Lead Director in the absence of a determination by the Board of Directors).

Section 3.06 of the Bylaws is hereby removed and replaced in its entirety with the following:

Section 3.06. Regular Meetings. Regular meetings of the Board of Directors may be held, without notice being given, at such time and at such place as shall from time to time be determined by the Chairman of the Board or, in his absence or disability, the Lead Director (if any) or the Board of Directors .

Section 3.07 of the Bylaws is hereby removed and replaced in its entirety with the following:

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, by the Chief Executive Officer, by the Lead Director (if any), or by a majority of the Whole Board and shall be called by the Chairman of the Board of Directors or by the Chief Executive Officer on the written request of a majority of the Whole Board. Notice of special meetings of the Board of Directors shall be given to each director at least twenty-four (24) hours before the time and date of the meeting in such manner as is determined by the Board of Directors.

Section 3.13 of the Bylaws is hereby removed and replaced in its entirety with the following:

Section 3.13. Vacancies. Unless otherwise provided in the Articles of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled by (a) the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors (voting together as a single class), (b) by a majority of the directors then in office (although less than a quorum) or (c) the sole remaining director. Each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected. If there are no directors in office, then an election of directors may be held in accordance with Texas Law. Unless otherwise provided in the Articles of Incorporation, when one or more directors shall resign from the Board effective at a future date, (i) the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors (voting together as a single class), or (ii) a majority of the directors then in office (including those who have so resigned), shall have the power to fill such vacancy or vacancies; and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.14 of the Bylaws is hereby removed and replaced in its entirety with the following:

Section 3.14. Removal. A director may be removed from office at any time, whether with or without cause, by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

A new Section 3.17 is hereby added to the Bylaws to read in its entirety as follows:

Section 3.17. Lead Director. When there is an Executive Chairman, the Board of Directors may, by resolution adopted by a majority of the Whole Board, appoint any director other than the Executive Chairman as the Lead Director. The Lead Director shall have such authority, power and duties as may be prescribed by these Bylaws or by the Board of Directors.

Section 4.01(b) of the Bylaws is hereby removed and replaced in its entirety with the following:

(b) Chief Executive Officer. The Chief Executive Officer shall be responsible for the general supervision of the affairs of the Corporation and shall have general management and control of the business and property of the Corporation in the ordinary course of its business. The Chief Executive Officer and his duties shall be subject solely to the control of the Board of Directors. The Chief Executive Officer shall have the power to sign and execute all deeds, mortgages, bonds, certificates, contracts and other instruments and obligations of the Corporation which may be authorized by the Board of Directors, except in cases where the signing and execution thereof shall be expressly designated by the Board of Directors or by these Bylaws to some other officer, official or agent of the Corporation or shall be required by law to be otherwise executed. The Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer and such other duties as are properly required of him by the Bylaws and the Board of Directors. During the absence or disability of the Chairman of the Board of Directors or the President, the Chief Executive Officer shall exercise all the powers and discharge all the duties of the Chairman of the Board (including duties as Executive Chairman, as applicable) or the President, respectively; provided, that the Chief Executive Officer shall not have the authority to preside over meetings of the Board of Directors or of the shareholders, except also during the absence or disability of the Lead Director (if any). As between the Corporation and third parties, any action taken by the Chief Executive Officer in the performance of the duties of the Chairman of the Board or the President shall be conclusive evidence that the Chairman of the Board or the President, respectively, is absent or unable to act.

Except as amended hereby, the Bylaws shall remain in force and effect as they existed immediately before the Effective Time.

[Signature Page Follows]

The undersigned officer of the Corporation hereby certifies that the foregoing amendment was adopted by the shareholders of the Corporation as of the Effective Time.

Name:
Title:

Signature Page – Amendment No . 1 to Bylaws